UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

  SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    November 9, 2012

  CUMMINS INC.

 (Exact name of registrant as specified in its charter)

Indiana (State or other Jurisdiction of Incorporation)	1-4949 (Commission File Number)	35-0257090 (I.R.S. Employer Identification No.)

500 Jackson Street

 P. O. Box 3005

 Columbus, IN  47202-3005

 (Principal Executive Office)  (Zip Code)

Registrant's telephone number, including area code:  (812) 377-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01        Entry into a Material Definitive Agreement

On November 9, 2012, Cummins Inc. (the “Company”) entered into a credit agreement (the “New Credit Agreement”) by and among the Company, certain of its subsidiaries (together with the Company, the “Borrowers”) and the lenders (the “Lenders”) named therein.  Under the New Credit Agreement, which will mature on November 9, 2017, the Borrowers may obtain revolving and swingline loans and letters of credit, in each case subject to certain amount limitations, in an amount up to $1.75 billion in the aggregate outstanding at any time prior to maturity.  These borrowings will not be secured with liens on any of the Company’s or its subsidiaries’ assets.  The Company will guarantee all borrowings by the subsidiary Borrowers under the New Credit Agreement.

Borrowings under the New Credit Agreement will bear interest at varying rates, depending on the type of loan and, in some cases, the rates of designated benchmarks and the Borrower’s election.  For all borrowings under the New Credit Agreement, Borrowers may choose among the following interest rates:  (i) solely in the case of U.S. dollar-denominated loans, an interest rate equal to (a) the highest of (1) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City, (2) the federal funds effective rate from time to time plus 0.5% and (3) the rate payable on one-month deposits in the London interbank market plus 1.00% plus (b) a rate ranging from 0.00% to 0.50%, depending on the credit rating of the Company’s senior unsecured long-term debt; (ii) an interest rate equal to the “Adjusted LIBO Rate” plus a rate ranging from 0.75% to 1.50%, depending on the credit rating of the Company’s senior unsecured long-term debt; or (iii) solely in the case of swingline loans, another rate agreed to by the applicable Lender and the applicable Borrower. The Adjusted LIBO Rate is a rate determined by reference to the rate payable on deposits in the relevant currency in the London interbank market.  Currently, the Company’s senior unsecured long-term debt is rated Baa1 by Moody’s Investors Service, Inc., A by Standard & Poor’s and A by Fitch Ratings, Ltd., which would result in a rate of 0.00% under (b) above and 0.875% under (ii) above.  Credit ratings are not recommendations to buy and are subject to change, and each rating should be evaluated independently of any other rating.  In addition, the Company undertakes no obligation to update disclosures concerning its credit ratings, whether as a result of new information, future events or otherwise.

The New Credit Agreement contains customary financial and other covenants.  There are no material relationships between the Company or its affiliates and any of the Lenders, other than pursuant to the New Credit Agreement or the Prior Credit Agreement (as defined below).  The description of the New Credit Agreement set forth above is qualified by reference to the Credit Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 1.02         Termination of a Material Definitive Agreement

On November 9, 2012, the Credit Agreement, dated as of July 16, 2010, by and among the Company, certain subsidiaries referred to therein and the lenders party thereto (the “Prior Credit Agreement”), was terminated and replaced by the New Credit Agreement.  Under the Prior Credit Agreement, which would have matured on July 16, 2014, the borrowers and lenders were able to enter into revolving and swingline loans and issuances of letters of credit, in each case subject to certain amount limitations, in an amount up to $1.24 billion in the aggregate outstanding at any time prior to maturity.  These borrowings were not secured with liens on any of the Company’s or its subsidiaries’ assets.  The Prior Credit Agreement contained typical financial and other covenants.  There were no loans outstanding under the Prior Credit Agreement.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01, “Entry Into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits

(a)         Not applicable.

(b)         Not applicable.

(c)         Not applicable.

(d)         Exhibits.  The following exhibit is being filed herewith:

(10.1)         Credit Agreement, dated as of November 9, 2012, by and among Cummins Inc., Cummins Ltd., Cummins Power Generation Ltd., Cummins Generator Technologies Limited, certain other subsidiaries referred to therein and the Lenders party thereto.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMMINS INC.

Dated: November 15, 2012	By: /s/ Marsha L. Hunt
Marsha L. Hunt
Vice President - Corporate Controller (Principal Accounting Officer)

CUMMINS INC.

FORM 8-K

EXHIBIT INDEX

Exhibit Number
(10.1)

Credit Agreement, dated as of November 9, 2012, by and among Cummins Inc., Cummins Ltd., Cummins Power Generation Ltd., Cummins Generator Technologies Limited, certain other subsidiaries referred to therein and the Lenders party thereto.